UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 25, 2011

Eastman Kodak Company
(Exact name of registrant as specified in its charter)

New Jersey	1-87	16-0417150

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

343 State Street,
Rochester, New York 14650
(Address of Principal Executive Office) (Zip Code)

Registrant's telephone number, including area code:   (585) 724-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c)under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Eastman Kodak Company (the “Company”) filed its 2010 Annual Report on Form 10-K with the Securities and Exchange Commission on February 25, 2011.  As a result of goodwill impairment testing conducted by the Company between January 26, 2011 and February 25, 2011, the Company’s net loss, as previously furnished on Form 8-K on January 26, 2011, has been revised to reflect a non-cash goodwill impairment charge.  Net loss has also been revised from the amount reported on January 26, 2011 due to a change in estimate which decreased an accrual by $7 million.

On January 26, 2011 the Company reported a net loss for the year ended December 31, 2010 of $70 million, or $.26 per basic and diluted share.  The Company’s net loss for the year ended December 31, 2010 as reported in its Annual Report on Form 10-K is $687 million, or $2.56 per basic and diluted share.  The $617 million increase in net loss for the year ended December 31, 2010 is primarily due to the impairment of goodwill related to the Company’s Film, Photofinishing, and Entertainment Group described below.

As a result of its goodwill impairment testing conducted in connection with the preparation of its 2010 annual financial statements to be included in its Annual Report on Form 10-K, the Company concluded that goodwill associated with its Film, Photofinishing, and Entertainment Group was impaired, resulting in a pre-tax goodwill impairment charge of $626 million.  The goodwill impairment charge is more fully disclosed in the Company’s 2010 Annual Report on Form 10-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EASTMAN KODAK COMPANY

By:  /s/ Eric H. Samuels

         Eric H. Samuels
                                                                                                         Chief Accounting Officer and Corporate Controller

Date:  February 25, 2011